Exhibit 21

Subsidiaries of Bank7 Corp.

Entity Name	State of Incorporation

Bank7	Oklahoma

Subsidiaries of Bank7

Entity Name	State of Organization

FIRST AMERICAN MORTGAGE, LLC	Oklahoma
1039 NW63RD, LLC	Oklahoma
GIDDINGS PRODUCTION, LLC	Oklahoma